Exhibit 10.32

Datalink Corporation

8170 Upland Circle

Chanhassen, Minnesota 55317

July 13, 2010

Mr. Robert R. Beyer

4950 Shady Island Circle

Mound, MN 55364

Re:          Separation Arrangements

Dear Rob:

We are writing to confirm your resignation as an employee and officer of the company effective August 6, 2010 (the “Effective Date”).  In connection with your departure from Datalink, we have agreed as follows:

1.             Duties, Final Regular Pay, Expenses, Health and Dental Insurance and PC/Cell Phone.  We agree that you will remain an employee through the Effective Date and will receive your normal paychecks and benefits in accordance with our scheduled payrolls during July.  However, during this period, you will have no job duties or responsibilities and need not report to work. We will process your final regular paycheck through the Effective Date (less all normal tax withholdings), and send that to you within five days of the Effective Date.  We will promptly process any final company expenses for which you provide us the customary documentation.  We will also separately send you information relating to your available 18-month COBRA elections under our health and dental insurance program.  Subject to expiration of the 15-day revocation period under your release below without your having revoked it, we will directly pay, or will reimburse you for, 12 months of premiums for the COBRA coverage beginning as of the Effective Date.   However, if you become re-employed with another employer and are eligible to receive any health benefits under another employer’s plan, our obligations to pay or reimburse for your COBRA coverage will terminate as reasonably coordinated by the parties so that there is not a lapse in the applicable coverage.  To the extent that your company-provided life and disability insurance benefits are portable, we will reasonably coordinate the transfer of those policies to you personally (with you being responsible for direct payment of premiums to the insurance carriers).

You may retain and shall own your company-issued personal computer provided that you deliver it to us this afternoon (without deleting or tampering with any information thereon) for our review and right to transfer and erase any company related information stored thereon.  Otherwise, you shall return your PC to us promptly.

You may also retain and shall own your company-issued cell phone and the mobile telephone number associated with it.

2.             Restricted Stock and Stock Options.  Subject to expiration of the 15-day revocation period under your release below without your having revoked it, we confirm that you are fully vested in the 18,750 remaining unvested shares of our Common Stock that we granted to you in February 2007 (an original grant of 75,000 shares).  However, to pay your withholding taxes on this vested restricted stock, you authorize us to cancel a number of these shares using the closing price of our Common Stock for the day your 15-day revocation period expires.  We will therefore deliver a net number of shares to you after the release revocation period expires.  Until you make your election, we will hold all of your restricted shares.  When we release the certificate representing your restricted shares to you, we will arrange removal of the restrictive legends relating to your restricted stock agreement (but not the customary securities law restrictions relating to shares privately issued to our affiliates).  We will cooperate in a timely manner with all requested transfers of, and removals of restrictive legends with respect to, your shares (i.e., we will use our best efforts to arrange all permissible transfers or legend removals with our transfer agent within three business days after receipt of all required paperwork from you).

We also confirm that you are vested in stock options to acquire 26,666 shares exercisable at $3.91 per share.  You must exercise these vested options, if at all, by November 5, 2010 (90 days from the Effective Date).

We remind you of your obligations not to trade in our stock while in possession of material non-public information and to comply with SEC reporting obligations on transactions in your stock.

3.             Cash Severance Payment.  Within five days after (i) the Effective Date, or (ii) the expiration of the 15-day revocation period under your release below without your having revoked it,  whichever is later, we will pay you, as severance pay, a lump-sum amount of $270,000 (less normal tax withholdings) representing twelve months salary.

4.             Confidentiality Obligations.  We remind you of your continuing post-employment responsibility to not at any time use or, other than as required by court order, disclose, or permit use or disclosure of, any of our confidential information or trade secrets.  This includes all non-public knowledge and information that you acquired during employment with us which relates to our business, developments, activities, products and services or financial affairs or any individual or firm that is engaged in or has done business with us.  This also includes any information or compilation of information that derives independent economic value from not being generally known or readily ascertainable by proper means by other persons and which relates to any aspect of the company’s business, including, but not limited to:  trade secrets within the meaning of the Minnesota Trade Secrets Act, customer lists, customer information, costs and selling prices, payment and credit information, customer profiles and analysis, prospect tracking recording, financial information, budget and financial plans, costing, pricing, billing information, tax data, sales and marketing information, business strategies and plans, technical information including software, research, product/product development information, personnel information such as salaries, phone numbers, titles, benefits, bonuses, employment histories, shareholder information and stock data and any discoveries, inventions, ideas, methods, products, equipment, developments, improvements or programs which we hold confidential and have not publicly disclosed.  Of course, you are not obliged to maintain the confidentiality of information that is or becomes public other than as a result of acts by or through you or that you independently obtain from a third party having no duty of confidentiality to us, or information independently developed outside your relationship with us without use of any of our otherwise confidential information.  Your obligations of confidentiality under this Section 4 expire three years from the date of this letter other than trade secret information which survives indefinitely.

5.             Return of Company Property.  We remind you that all records, designs, tradenames and trademarks, service names and service marks, patents, business plans, financial statements, manuals, memoranda, customer and other lists and other property delivered to or compiled by you by or on behalf of the company, or its representatives, vendors or customers, or otherwise in your possession, which pertain to our business continue to be our property.  You agree to immediately return to us all correspondence, reports, records, charts, advertising and marketing and financial materials and other similar data pertaining to the business, activities or future plans of the company which you have collected or that is in your possession.  You also agree to immediately return any other physical property of ours.

6.             Non-Solicitation.

(a)           Basic Terms.  In consideration of our allowing you to vest in your restricted stock, and full payment by us of your cash severance and COBRA and of the other terms, you will not, for a period of one (1) year from the Effective Date, for any reason whatsoever, directly or indirectly, for you or on behalf of or in conjunction with any other person, firm, entity, company, business, partnership, corporation, limited liability company or limited liability partnership of whatever nature:

(i)            engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative or executive, in any business that, as of the Effective Date, manufactures, markets and/or sells data storage hardware and/or data storage software products and/or services in competition with us in the United States;

(ii)           recruit, solicit, hire or induce, or attempt to recruit, hire or induce, any employee or employees to terminate employment or otherwise cease his, her or their relationship with us;

(iii)          solicit, divert or take away, or attempt to solicit, divert or to take away, the data storage hardware and/or software products and/or services business or patronage of any of our actual or prospective clients, customers or accounts contracted, solicited or served by us during your employment;  or

(iv)          call upon or solicit any prospective acquisition candidate or individual or groups of employees of other organizations, which, to your actual knowledge after due inquiry, we have called upon or for which we have made an acquisition or hiring analysis, for the purpose of acquiring such entity or its assets or hiring such individuals.

Notwithstanding the above, you may acquire as a passive investment not more than three percent (3%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

(b)           Equitable Relief.  Because of the difficulty of measuring economic losses to us as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to us for which we would have no other adequate remedy, you agree that we may enforce the foregoing covenants in the event of your breach by injunctions and restraining orders.

(c)           Severability and/or Reformation.  The covenants in this Section 6 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction determines that the scope, time or territorial restrictions set forth are unreasonable, then it is our mutual intention that the court enforce the restrictions to the fullest extent which the court deems reasonable, and our agreement shall be accordingly reformed.

(d)           Independently Enforceable.  All of the covenants in this Section 6 shall be construed as an agreement independent of any other provision in this separation agreement, and the existence of any claim or cause of action of which you may have against us, whether predicated on this separation agreement or otherwise, shall not constitute a defense to the enforcement of such covenants.  It is specifically agreed that the period of one (1) from the Effective Date stated at the beginning of this Section 6, during which the agreements and covenants made in this Section 6 shall be effective, shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 6.

7.             Tax Matters.  We make no guarantees to you regarding the tax treatment of this separation agreement.  You agree that if our stock or cash payments to you result in, or cause in any manner, the application of an accelerated or additional tax, fine or penalty under Internal Revenue Code Section 409A or otherwise, you will be solely liable for its payment and the company will have no obligation or liability to pay or reimburse (either directly or otherwise) you for any such additional taxes, fines or penalties.

8.             Release.  Vesting in your restricted stock and payment by us of your cash severance and COBRA above is conditioned upon your signing and returning the release of claims attached as Exhibit A and the expiration of its 15-day revocation period without your having revoked it.

9.             Governing Law.  This separation agreement shall be governed by the laws of the State of Minnesota exclusive of its conflicts of laws and regardless of where you reside or who you may be employed by in the future.   Any claims or action brought relating in any way to this separation agreement must be brought in the District Court located in the State of Minnesota and venued in Hennepin County. You hereby consent to the personal and subject matter jurisdiction, and the convenience of this court for resolving any claims.

If you agree with the terms of this separation agreement, please so indicate by your signature below.  We thank you for your years of service to Datalink and wish you the best in your future endeavors.

Very truly yours,

DATALINK CORPORATION		Agreed to and accepted:

By	/s/ Paul F. Lidsky	/s/ Robert R. Beyer
	Paul F. Lidsky, Chief Executive Officer	Robert R. Beyer

Exhibit A

Release of Claims

I release Datalink Corporation and its officers, directors, employees and agents from any claim, cause of action, damages or expenses, including attorneys’ fees, arising out of the relationship between the parties through the date of the signing of this Release.  This is intended to be a complete release of claims by me, whether the claims are known or unknown, matured or unmatured or fixed or contingent.  Therefore, by this release I GIVE UP ANY RIGHT TO MAKE A CLAIM, BRING A LAWSUIT, FILE AN ADMINISTRATIVE CHARGE OF DISCRIMINATION OR OTHERWISE SEEK MONEY DAMAGES OR COURT ORDERS AS A RESULT OF MY EMPLOYMENT BY DATALINK, OR OF MY SEPARATION FROM EMPLOYMENT WITH DATALINK.  I acknowledge and intend that this Release cover claims of wrongful termination, defamation, intentional infliction of emotional distress, any claims under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Minnesota Human Rights Act and Minnesota Statute Section 181.81 (which prohibits age discrimination) and any other state or federal statutes prohibiting discrimination in employment.  This Release also binds my heirs, administrators, representatives, executors, successors and assigns.  I have been advised by my legal counsel of the effect of this Release.  Despite the above, this Release does not apply to claims against Datalink for breaching its obligations under a separation agreement dated July 7, 2010.

NOTICE TO THE UNDERSIGNED:

THIS IS A RELEASE OF LEGAL RIGHTS YOU MAY HAVE.  YOU SHOULD CONSULT WITH AN ATTORNEY REGARDING THIS RELEASE AND OTHER ASPECTS OF THIS LETTER BEFORE YOU SIGN IT.

YOU HAVE 21 DAYS TO CONSIDER WHETHER OR NOT TO SIGN THIS RELEASE, STARTING FROM THE DATE YOU FIRST RECEIVE A COPY OF IT.  YOU MAY SIGN THIS RELEASE AT ANY TIME DURING THE 21-DAY PERIOD.

YOUR EMPLOYMENT BY DATALINK HAS TERMINATED.  YOUR ACCEPTANCE OR FAILURE TO ACCEPT THIS RELEASE DOES NOT AFFECT YOUR TERMINATION.  IF YOU DO NOT ACCEPT THIS RELEASE, OR IF YOU REVOKE YOUR ACCEPTANCE OF IT, DATALINK WILL NOT PROVIDE YOU THE SEVERANCE PAY AND OTHER BENEFITS DESCRIBED IN YOUR SEPARATION AGREEMENT.

AFTER YOU ACCEPT THIS RELEASE BY SIGNING IT, YOU MAY REVOKE YOUR ACCEPTANCE FOR A PERIOD OF 15 DAYS AFTER THE DATE YOU SIGN.  THIS RELEASE IS NOT EFFECTIVE UNTIL THIS 15-DAY REVOCATION PERIOD EXPIRES.

IF YOU WISH TO REVOKE YOUR ACCEPTANCE OF THIS RELEASE, YOU MUST NOTIFY DATALINK IN WRITING WITHIN THE 15-DAY REVOCATION PERIOD.  YOU MUST DELIVER YOUR NOTICE TO DATALINK IN PERSON OR BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO:  Greg Barnum, Chief Financial Officer, Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317.  IF YOU FAIL TO PROPERLY DELIVER OR MAIL YOUR WRITTEN REVOCATION AS INSTRUCTED, YOUR REVOCATION WILL NOT BE EFFECTIVE.

Date this Release is first given by Datalink to the undersigned:	July 13, 2010

Agreed to and accepted by the undersigned:	/s/ Robert R. Beyer
Robert R. Beyer

Date this Release is signed by the undersigned:	July 13, 2010.